                                                                      EXHIBIT 12

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES

             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN MILLIONS)

                                  (UNAUDITED)

                                      FOR THE       FOR THE       FOR THE       FOR THE       FOR THE
                                      TWELVE        TWELVE        TWELVE        TWELVE        TWELVE
                                      MONTHS        MONTHS        MONTHS        MONTHS        MONTHS
                                       ENDED         ENDED         ENDED         ENDED         ENDED
                                    NOVEMBER 30   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30   NOVEMBER 30
                                       1995          1996          1997          1998          1999
                                    -----------   -----------   -----------   -----------   -----------
Pre-tax earnings from continuing
  operations......................    $   369       $   637       $   937       $ 1,052       $ 1,631
Add: Fixed charges (excluding
  capitalized interest)...........     10,449        10,852        13,043        15,813        13,681
                                      -------       -------       -------       -------       -------
Pre-tax earnings before fixed
  charges.........................     10,818        11,489        13,980        16,865        15,312
                                      =======       =======       =======       =======       =======
Fixed charges:
  Interest........................     10,405        10,816        13,010        15,781        13,649
  Other(a)........................         72            50            41            47            71
                                      -------       -------       -------       -------       -------
  Total fixed charges.............     10,477        10,866        13,051        15,828        13,720
                                      -------       -------       -------       -------       -------
Preferred stock dividend
  requirements....................         64            58           109           124           174
                                      -------       -------       -------       -------       -------
Total combined fixed charges and
  preferred stock dividends.......    $10,541       $10,924       $13,160       $15,952       $13,894
                                      =======       =======       =======       =======       =======
RATIO OF EARNINGS TO FIXED
  CHARGES.........................       1.03          1.06          1.07          1.07          1.12
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  STOCK DIVIDENDS.................       1.03          1.05          1.06          1.06          1.10

------------------------

(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.